Exhibit 99.1

Pre-Clinical Animal Pilot Study Shows Arch Therapeutics’ AC5™ Compared Favorably Versus a Popular Hemostatic Agent

Data Show Time to Hemostasis with AC5 Significantly Less Than Compared Product

WELLESLEY, MA – February 23, 2015 — Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of the AC5 Surgical Hemostatic Device™ for use in bleeding during surgical procedures, obtained favorable data from an independent third party pilot animal study that compared the hemostatic activity of AC5 Surgical Hemostatic Device with a commonly used and commercially available flowable gelatin (gelatin) hemostatic agent.

In this study, full thickness penetrating wounds were surgically created in rat livers, which are highly vascularized parenchymal organs, and then either AC5TM or gelatin was applied in order to stop the bleeding. The time required to stop bleeding, also called time to hemostasis (TTH), was measured.

The average TTH after application of AC5 was significantly less than 30 seconds, whereas the average TTH after application of gelatin took over four (4) times longer.

The study group intends to submit the data for publication, at which time additional details would be made publicly available. This marks the first of several planned animal trials comparing AC5 with currently marketed hemostatic products that are used in surgical procedures.

Terrence W. Norchi, MD, President and CEO of Arch Therapeutics, said, “This study presents another important performance data point that highlights the potential of AC5. Data to date have shown that AC5 can stop bleeding rapidly, and this study provided further evidence that AC5 may have superior qualities when compared to a successful and commonly used hemostatic agent. We highly anticipate the outcomes of further studies, and we remain excited about the prospects of AC5 and our product platform as we advance the portfolio through a methodical development plan.”

AC5, which contains a self-assembling peptide comprising naturally occurring amino acids that are not sourced from animals, aims to control bleeding and fluid loss in order to provide faster and safer surgical and interventional care. AC5 is advancing through development. Gelatin is a commercially available hemostatic product derived from pig skins. Some surgical products of animal origin present increased risk due to the potential to cause allergic reactions in some patients. Gelatin products have also been associated with an increased risk of infection, local inflammation, and abnormal skin wound healing.

The research was led by Rudolf Urbanics, MD, PhD, and Domokos Csukas, DVM at Semmelweis University Faculty of Medicine in Budapest, Hungary within the Department of Surgical Research and Techniques. The research was sponsored by Arch. Also part of the research team was Dr. Rutledge Ellis-Behnke, Director of the Nanomedicine Translational Think Tank in the Department of Ophthalmology at the Medical Faculty Mannheim of the University of Heidelberg in Germany. Dr. Ellis-Behnke is also affiliated with three U.S. academic institutions, and he is an advisor to and co-founder of Arch.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling peptide technology platform to make surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidate, known as the AC5 Surgical Hemostatic Device ™, is being designed to achieve hemostasis in minimally invasive and open surgical procedures.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board,

Terrence W. Norchi, MD

Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

Or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com